EXHIBIT 99.0


FOR IMMEDIATE RELEASE                        CONTACT:   Glenn Bozarth
October 8, 1997                                         Mattel, Inc.
                                                        310-252-3521




              JILL ELIKANN BARAD NAMED
          CHAIRMAN OF THE BOARD OF MATTEL, INC.
          -------------------------------------


LOS ANGELES, October 8 -- Mattel, Inc. [NYSE:MAT] today announced that Jill Elikann Barad, president and chief executive officer, has been named chairman of the company's board of directors. She succeeds John W. Amerman, who has retired from his position as chairman of the board, while remaining a member of the board of directors.

      "Jill is an exceptionally talented leader who has played a crucial role in making Mattel the global consumer products company that it is today," Amerman said. "Through her skilled management, sales of Mattel's core brands have increased substantially and brand recognition has been expanded on a worldwide basis." Most notably, Barbie doll sales have grown from $200 million when Barad first joined the company 16 years ago to $1.7 billion in 1996.

     "Jill also deserves full credit for the successful integration of Tyco Toys' businesses into Mattel following the recent merger, thereby bolstering the company's strategic position through the addition of brands


Barad Named Mattel Chairman
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such as Sesame Street, Matchbox and Tyco RC.   An intelligent and visionary
CEO, Jill has assembled a strong management team to support her as she works to expand Mattel's growth worldwide," Amerman said.

      Barad, 46, was promoted to president and CEO in January of this year. She demonstrated her strong leadership ability as president-Mattel USA and president and chief operating officer before becoming the company's chief executive officer.

     Amerman, who served as chairman and chief executive officer of Mattel from 1987 to 1996, had continued to serve in the role of chairman of the board this year. He joined Mattel in 1980 as president of Mattel
International.

     Barad praised Amerman for his many contributions to the company during his 17 years of service. "John leaves an indelible mark on Mattel upon his retirement as chairman," she said. "He will go down in corporate history as the executive who helped turn the tide for Mattel in the late 1980s and put it on a course of consistent, profitable growth."

     Currently one of only two women to head a Fortune 500 company, Barad joined Mattel in 1981 as a product manager, and was named marketing director for the company's Barbie doll brand in 1982, a vice president in 1984, president-girls and activity toys division in 1989, president-Mattel USA in 1990, president and chief operating officer in 1992, and president and chief executive officer in 1997. She was elected to the Mattel board of directors in 1991.

       Barad is a member of the board of directors of Microsoft Corporation and Pixar Animation Studios. A graduate of Queen's College, she earned a bachelor's degree in English and Psychology in 1973.

     Mattel, Inc., with $4.5 billion in annual revenues, is the worldwide leader in the design, manufacture and marketing of children's toys. Headquartered in El Segundo, Calif., Mattel has offices and facilities in 36 countries and sells its products in 155 nations around the world.



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